Exhibit 99.1

M/I Homes Reports
2019 Second Quarter Results

Columbus, Ohio (July 24, 2019) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2019.

2019 Second Quarter Highlights:

•	Homes delivered increased 9% to a second quarter record of 1,538

•	Revenue increased 12% to a second quarter record of $624 million

•	Pre-tax income increased 23% to $41.2 million, a second quarter record

•	Record second quarter net income of $30.2 million ($1.08 per diluted share) compared to $27.9 million
($0.96 per diluted share) in 2018

•	New contracts increased 6% to a second quarter record of 1,731

•	Backlog units decreased 4% to 2,845 homes

•	Shareholders’ equity reached an all-time record of $904 million, an 11% increase from a year-ago, with book value per share of $33

For the second quarter of 2019, the Company reported record pre-tax income of $41.2 million and record net income of $30.2 million, or $1.08 per diluted share. This compares to pre-tax income of $33.5 million and net income of $27.9 million, or $0.96 per diluted share, for the second quarter of 2018. The second quarter of 2018 included $3.0 million of pre-tax acquisition-related expense. For the six months ended June 30, 2019, the Company reported record net income of $48.0 million, or $1.71 per diluted share, compared to $46.0 million, or $1.56 per diluted share, for the same period of 2018. The Company incurred $0.6 million of pre-tax acquisition-related expense year-to-date in 2019 compared to $5.6 million in the same period of 2018.

Homes delivered in 2019's second quarter reached a second quarter record of 1,538, increasing 9% from the 1,409 deliveries in 2018’s second quarter. Homes delivered for the six months ended June 30, 2019 increased 8% to a record 2,724 from 2018's deliveries of 2,531. New contracts for 2019's second quarter were a record 1,731, an increase of 6% over 2018's second quarter. For the first six months of 2019, new contracts were a record 3,375 compared to 3,370 in 2018. Homes in backlog decreased 4% at June 30, 2019 to 2,845 units with an average sales price of $395,000, and a total sales value of $1.12 billion. At June 30, 2018, the sales value of homes in backlog was $1.17 billion, with an average sales price of $396,000 and backlog units of 2,966. M/I Homes had 220 active communities at June 30, 2019 compared to 209 at June 30, 2018. The Company's cancellation rate was 14% in the second quarter of 2019 and 2018.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We reported another strong quarter highlighted by second quarter records for revenue, pre-tax income, net income, homes delivered and new contracts. Our new contracts increased 6% when compared to 2018’s second quarter with buyer demand remaining steady as a result of continued low mortgage rates and favorable consumer confidence. Revenue increased 12% for the quarter and our pre-tax income increased 23% to $41.2 million. We also continue to make noticeable progress in managing our overhead expense ratio which was 11.8% for the quarter, an 80-basis point improvement when compared to 2018’s second quarter.

Mr. Schottenstein continued, “We ended the quarter with record-high shareholders’ equity of $904 million, an increase of 11% from 2018’s second quarter and book value of $33 per share along with a healthy ratio of homebuilding debt to capital of 45%. We are well positioned to have a solid 2019 and will continue to focus on growing our market share and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2020.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 114,800 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently are sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market and Pinnacle Homes in the Detroit, Michigan market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
New contracts	1,731	1,631	3,375	3,370
Average community count	217	207	214	201
Cancellation rate	14%	14%	13%	13%
Backlog units			2,845	2,966
Backlog sales value			$1,124,756	$1,174,462
Homes delivered	1,538	1,409	2,724	2,531
Average home closing price	$389	$387	$391	$381

Homebuilding revenue:
Housing revenue	$597,870	$545,034	$1,064,178	$963,458
Land revenue	11,513	1,188	14,531	5,595
Total homebuilding revenue	$609,383	$546,222	$1,078,709	$969,053

Financial services revenue	14,303	11,876	26,086	26,902
Total revenue	$623,686	$558,098	$1,104,795	$995,955

Cost of sales - operations	503,728	446,375	891,767	794,181
Cost of sales - purchase accounting adjustments	129	2,961	557	3,857
Gross margin	$119,829	$108,762	$212,471	$197,917
General and administrative expense	36,164	34,666	66,863	62,617
Selling expense	37,452	35,591	69,003	65,654
Operating income	$46,213	$38,505	$76,605	$69,646
Acquisition and integration costs	—	—	—	1,700
Equity in (income) loss from joint venture arrangements	(187)	86	(66)	(224)
Interest expense	5,197	4,888	11,989	10,766
Income before income taxes	$41,203	$33,531	$64,682	$57,404
Provision for income taxes	10,957	5,620	16,713	11,430
Net income	$30,246	$27,911	$47,969	$45,974

Earnings per share:
Basic	$1.10	$0.98	$1.74	$1.62
Diluted	$1.08	$0.96	$1.71	$1.56

Weighted average shares outstanding:
Basic	27,599	28,571	27,549	28,349
Diluted	28,090	29,101	28,027	29,818

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2019	2018
Assets:
Total cash, cash equivalents and restricted cash(1)	$20,393	$67,817
Mortgage loans held for sale	123,909	108,000
Inventory:
Lots, land and land development	804,453	740,972
Land held for sale	13,018	12,715
Homes under construction	796,479	757,478
Other inventory	149,529	141,303
Total Inventory	$1,763,479	$1,652,468

Property and equipment - net	28,094	28,885
Investments in joint venture arrangements	41,344	13,753
Operating lease right-of-use assets	19,397	—
Goodwill	16,400	16,400
Deferred income tax asset	12,594	17,528
Other assets	63,596	65,689
Total Assets	$2,089,206	$1,970,540

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$298,436	$297,332
Senior notes due 2025 - net	246,832	246,311
Notes payable - homebuilding	174,300	181,800
Notes payable - other	5,092	9,362
Total Debt - Homebuilding Operations	$724,660	$734,805

Notes payable bank - financial services operations	104,003	93,163
Total Debt	$828,663	$827,968

Accounts payable	154,070	141,491
Operating lease liabilities	19,397	—
Other liabilities	182,836	185,115
Total Liabilities	$1,184,966	$1,154,574

Shareholders’ Equity	904,240	815,966
Total Liabilities and Shareholders’ Equity	$2,089,206	$1,970,540

Book value per common share	$32.74	$28.56
Homebuilding debt / capital ratio(2)	45%	47%

(1)	Includes $1.0 million and $1.3 million of restricted cash and cash held in escrow for the quarters ended June 30, 2019 and 2018, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash provided by (used in) operating activities	$33,250	$11,489	$10,617	$(20,925)
Cash used in investing activities	$(10,229)	$(6,437)	$(16,730)	$(102,885)
Cash (used in) provided by financing activities	$(44,559)	$9,188	$4,977	$39,924

Land/lot purchases	$85,918	$90,231	$166,342	$175,276
Land development spending	$62,363	$46,922	$116,728	$88,576
Land sale revenue	$11,513	$1,188	$14,531	$5,595
Land sale gross profit	$400	$82	$455	$486

Financial services pre-tax income	$6,704	$5,243	$11,656	$14,014

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$30,246	$27,911	$47,969	$45,974
Add:
Provision for income taxes	10,957	5,620	16,713	11,430
Interest expense net of interest income	4,225	4,093	10,163	9,249
Interest amortized to cost of sales	7,380	6,203	12,773	11,067
Depreciation and amortization	3,890	3,455	7,707	7,104
Non-cash charges	1,682	1,691	2,594	2,730
Adjusted EBITDA	$58,380	$48,973	$97,919	$87,554

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Income before income taxes	$41,203	$33,531	$64,682	$57,404
Add: Purchase accounting adjustments (2)	129	2,961	557	3,857
Add: Acquisition and integration costs (3)	—	—	—	1,700
Adjusted income before income taxes	$41,332	$36,492	$65,239	$62,961

Net income	$30,246	$27,911	$47,969	$45,974
Add: Purchase accounting adjustments - net of tax (2)	95	2,191	412	2,854
Add: Acquisition and integrations costs - net of tax (3)	—	—	—	1,258
Adjusted net income	$30,341	$30,102	$48,381	$50,086

Purchase accounting adjustments - net of tax (2)	$95	$2,191	$412	$2,854
Acquisition and integration costs - net of tax (3)	$—	$—	$—	$1,258

Divided by: Diluted weighted average shares outstanding	28,090	29,101	28,027	29,818

Diluted earnings per share related to purchase accounting adjustments (2)	$—	$0.08	$0.01	$0.10
Diluted earnings per share related to acquisition and integration costs (3)	$—	$—	$—	$0.04

Add: Diluted earnings per share	1.08	0.96	1.71	1.56
Adjusted diluted earnings per share	$1.08	$1.04	$1.72	$1.70

(1)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.
(3) Represents costs which include, but are not limited to, legal fees and expenses, travel and communication expenses, cost of appraisals, accounting fees and expenses, and miscellaneous expenses related to our acquisition of Pinnacle Homes. As these costs are not eligible for capitalization as initial direct costs, such amounts are expensed as incurred.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS (a)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2019	2018	Change	2019	2018	Change
Northern	703	656	7%	1,405	1,354	4%
Southern	1,028	975	5%	1,970	2,016	(2)%
Total	1,731	1,631	6%	3,375	3,370	—%

HOMES DELIVERED (a)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2019	2018	Change	2019	2018	Change
Northern	614	554	11%	1,088	965	13%
Southern	924	855	8%	1,636	1,566	4%
Total	1,538	1,409	9%	2,724	2,531	8%

BACKLOG (a)
	June 30, 2019			June 30, 2018
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,247	$528	$424,000	1,330	$558	$420,000
Southern	1,598	$596	$373,000	1,636	$616	$377,000
Total	2,845	$1,125	$395,000	2,966	$1,174	$396,000

LAND POSITION SUMMARY (a)
	June 30, 2019			June 30, 2018
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,456	5,471	11,927	5,403	6,472	11,875
Southern	8,403	8,746	17,149	7,764	8,579	16,343
Total	14,859	14,217	29,076	13,167	15,051	28,218

(a)
Beginning in the second quarter of 2019, we changed from three reportable segments to two reportable segments: Northern and Southern. Prior year information has been restated for corresponding items of our segment information.